EXHIBIT 11.1

                        COMPUTATION OF EARNINGS PER SHARE


                                                     Three Months Ended               Nine Months Ended
                                                           June 30                        June 30
                                                          --------                        -------
                                                    1997              1996          1997              1996
                                                    ----              ----          ----              ----


Net loss                                      $ (2,458,000)   $ (2,249,000)   $ (5,839,000)   $ (3,665,000)

Deemed Preferred Stock Dividend relating to
    in-the-money conversion terms                  306,000            --         1,023,000            --

Accretion on Preferred Stock                       118,000            --           413,000            --
                                              ------------    ------------    ------------    ------------

Net loss applicable to common stockholders    $ (2,882,000)   $ (2,249,000)   $ (7,275,000)   $ (3,665,000)
                                              ============    ============    ============    ============

Net loss per common share                     $      (0.15)   $      (0.17)   $      (0.42)   $      (0.28)
                                              ============    ============    ============    ============

Weighted average number of shares of
    common stock outstanding                    18,710,850      12,992,045      17,169,353      13,095,417
                                              ============    ============    ============    ============

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